  China Green Agriculture, Inc. Reports Fiscal Year 2011 Financial Results, and
Provides Guidance on Fiscal Year 2012 Revenue and Net Income

XI'AN, China, Sept. 9 /PRNewswire-Asia-FirstCall/ --

-- FY 2011 sales increased 245.0% to $179.7 million beating guidance, net income increased 54.6% to $32.9 million with EPS of $1.27

-- Company Provides Fiscal Year 2012 Guidance: Revenue, Net Income and EPS of at least $209.6 million, $37.1 million, and $1.38, respectively

-- Management to Host Earnings Conference Call at 8:00 am ET, September 9, 2011

XI'AN, China, September 9, 2011 /PRNewswire-Asia-FirstCall/ -- China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a producer and distributor of humic acid ("HA") based compound fertilizers, blended fertilizers, organic compound fertilizers, slow-release fertilizers, highly-concentrated water-soluble fertilizers and mixed organic-inorganic compound fertilizers through its wholly owned subsidiaries in China, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"), today announced its financial results for the fiscal year ended June 30, 2011.

Financial Summary

Fourth Quarter 2011 Results (USD)
(three months ended June 30, 2011)

	Q4 FY2011	Q4 FY2010	CHANGE (%)*

Net Sales	$60.3 million	$16.2 million	+ 272.0%

Gross Profit	$21.1 million	$9.1 million	+131.6%

Net Income	$9.4 million	$6.0 million	+57.4%

EPS (Diluted)	$0.38	$0.25	+ 52.0%

Weighted Average Shares Outstanding(Diluted)	26.8 million	24.6 million	+14.4%

*The Company’s results for the fourth quarter of Fiscal Year 2010 is not inclusive of the operating results of Beijing Gufeng Chemical Products Co., Ltd. and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd. a company incorporated under the laws of the People’s Republic of China, which the Company acquired during July 2010.

FY 2011 Results (USD)
(fiscal year ended June 30, 2011)

	FY2011	FY2010	CHANGE (%)*

Net Sales	$179.7 million	$52.1 million	+ 245.0%

Gross Profit	$63.6million	$31.0 million	+105.5%

Net Income	$32.9million	$21.3 million	+54.6%

EPS (Diluted)	$1.27	$0.91	+ 39.9%

Weighted Average Shares Outstanding(Basic and Diluted)	25.9 million	23.5 million	+10.5%

*The Company’s results for the Fiscal Year 2010 is not inclusive of the operating results of Beijing Gufeng Chemical Products Co., Ltd. and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd. a company incorporated under the laws of the People’s Republic of China, which the Company acquired during July 2010.

“We are extremely pleased with our strong performance in fiscal year 2011where we far exceeded the high end of our revenue guidance,” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture. “We are particularly happy with our progress in integrating and expanding Gufeng which we acquired in July 2010.  I believe that we have established a solid track record that we can replicate in the future.  Our performance at Gufeng validates our initial vision behind the acquisition and supports our ambitious growth plan which calls for $750 million in net sales by fiscal year 2015.  Record sales at Jinong further fuel our growing momentum as we push into 2012. While demand for fertilizer products continues to grow, our strong working capital positions us well to increase market share in an industry that will continue to consolidate.”

Fourth Quarter of FY2011 Results of Operations

Net sales for the three months ended June 30, 2011 were $60.3 million, an increase of $44.1 million, or 272.0%, from $16.2 million for the three months ended June 30, 2010. The increase was largely due to the inclusion of Gufeng’s net sales which contributed $40.3 million, or 66.8%, of net sales for the three months ended June 30, 2011. Net sales excluding Gufeng’s contribution for the period ended June 30, 2011 were $20.0 million, an increase of $3.8 million, or 23.4%, from $16.2 million for the same period in 2010.

Gufeng contributed $40.3 million, or 66.8%, of total net sales in the three months ended June 30, 2011. For the three months ended June 30, 2011, Jinong’s net sales increased $3.3 million, or 21.9%, to $18.6 million from $15.3 million for the three months ended June 30, 2010. This increase was mainly attributable to stronger sales of Jinong’s main stream products including both existing and new liquid fertilizers, powder fertilizers, and particularly, the lower-margin granular fertilizers released after its 40,000 metric-ton production line began production in August 2009. Net sales of Xi’an Jintai Agriculture Development Technology Company, a wholly-owned subsidiary of Jinong (“Jintai”), which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings which are produced using the Company’s own fertilizers were $1.2 million for the three months ended June 30, 2011, as compared to $0.9 million for the same period in 2010. Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd., a wholly-owned subsidiary of Jinong (“Yuxing”), began generating revenue from the production of agricultural products with net sales of $0.2 million for the three months ended June 30, 2011.

Cost of goods sold increased to $39.2 million, up $32.1 million, or 452.6%, from approximately $7.1 million reported in the fourth quarter of fiscal year 2010. This significant increase was mainly due to the costs attributable to the production and sale of Gufeng’s products, which accounted for 80.4% of total cost of goods sold. Cost of sales as a percentage of sales was approximately 65.0% for the three months ended June 30, 2011 and 43.7% for the same period of fiscal year 2010.

Gross profit for the three months ended June 30, 2011 increased by $12.0 million, or 131.6%, to $21.1 million, as compared to $9.1 million for the three months ended June 30, 2010. Gross profit margin was approximately 35.0% and 56.3% for the three months ended June 30, 2011 and 2010, respectively. The decrease in gross profit margin was primarily due to the acquisition of Gufeng, which mainly sells low-margin granular fertilizer products. Gross profit not including Gufeng’s gross profit was $12.3 million with a gross profit margin of 61.5%.

Selling expenses were $2.5 million, or 4.1% of net sales, for the three months ended June 30, 2011 as compared to $0.9 million, or 5.6% of net sales, for the three months ended June 30, 2010, an increase of $1.6 million, or 172.5%. This increase was primarily due to the inclusion of Gufeng’s selling expenses for the 2011 period as well as the continued growth of our older subsidiaries.

General and administrative expenses were $6.2 million, or 10.2% of net sales, for the three months ended June 30, 2011, as compared to $1.1 million, or 7.0% of net sales, for the three months ended June 30, 2010, an increase of $5.0 million. The increase in general and administrative expenses is primarily due to an inventory loss at Jintai as encroaching urbanization hampered the growth of our newly planted seedlings.

Total operating expenses as a percentage of sales were 14.3% compared to 12.6% for the same period of last year.

Operating income was $12.5 million, up 76.5% from $7.1 million in the fourth quarter of fiscal year 2010. Operating margin was 20.7%, compared to 43.7% in the same quarter of fiscal year 2010.

Net income was $9.4 million, up 57.4% from $6.0 million during the same period in fiscal year 2010. For the three month period ended June 30, 2011, diluted net income per share was $0.38 as compared to $0.25 for the same period in 2010, based on diluted weighted average shares outstanding of 26.8 million and 24.6 million, respectively. Net income margin approximated 15.6% and 37.0% for the three months ended June 30, 2011 and 2010, respectively.

Fiscal Year 2011 Results of Operations

Net sales for the fiscal year ended June 30, 2011 were $179.7 million, an increase of $127.6 million, or 245.0%, from $52.1 million for the fiscal year ended June 30, 2010. The increase was largely due to the inclusion of Gufeng’s net sales which contributed $107.1 million, or 59.6%, of net sales for the fiscal year ended June 30, 2011. Net sales excluding Gufeng’s contribution for the fiscal year ended June 30, 2011 were $72.6 million, an increase of $20.5 million, or 39.4%, from $52.1 million for the fiscal year ended June 30, 2010. Net sales at Gufeng, which included one quarter of production on the new 200,000 metric ton line, for the fiscal year ended June 30, 2011, were $107.1 million, an increase of $47.2 million, or 78.9%, from $59.9 million for the fiscal year ended June 30, 2010.

For the fiscal year ended June 30, 2011, Jinong’s net sales increased $19.8 million, or 43.2%, to $65.6 million from $45.8 million for the fiscal year ended June 30, 2010. Net sales of Jintai were $6.8 million for the fiscal year ended June 30, 2011, as compared to $6.3 million for fiscal year ended June 30, 2010. Yuxing began generating revenue during the fourth quarter with net sales of $0.2 million for the fiscal year ended June 30, 2011.

Cost of goods sold increased to $116.1 million, up $95.0 million, or 449.2%, from approximately $21.1 million reported for the fiscal year ended June 30, 2010. This significant increase was mainly due to the costs attributable to the production and sale of Gufeng’s products, which accounted for 73.8% of total cost of goods sold. Cost of sales as a percentage of sales was approximately 64.6% for the fiscal year ended June 30, 2011 and 40.6% for the fiscal year ended June 30, 2010.

Gross profit for the fiscal year ended June 30, 2011 increased by $32.7 million, or 105.5%, to $63.3 million, as compared to $31.0 million for same period in 2010. Gross profit margin was approximately 35.4% and 59.4% for the fiscal year ended June 30, 2011 and 2010, respectively. Gross profit not including Gufeng’s gross profit was $42.2 million with a gross profit margin of 58.1%.

Operating income for the fiscal year ended June 30, 2011 was $42.1 million, up 68.9% from $24.9 million for the fiscal year ended June 30, 2010.

Net income for the fiscal year ended June 30, 2010 was $32.9 million, up 54.6% from $21.3 million during  the fiscal year 2010. For the fiscal year ended June 30, 2011, basic and diluted net income per share was $1.27 as compared to $0.91 for the fiscal year 2010, based on diluted weighted average shares outstanding of 25.9 million and 23.5 million, respectively. Net income margin approximated 18.3% and 40.9% for the fiscal year ended June 30, 2011 and 2010, respectively.

Financial Condition

As of June 30, 2011, the Company held cash and cash equivalents of $65.6 million, an increase of $3.3 million compared to $62.3 million as of June 30, 2010. The Company had $4.1 million in short-term loans as of June 30, 2011. Net accounts receivable stood at $17.5 million as of June 30, 2011. For the fiscal year ended June 30, 2011, cash flow generated by operating activities was $33.6 million.

Capital Expenditure

For the fiscal year ended June 30, 2012, the Company projects capital expenditure of approximately $21.5 million at current exchange rates.

Fiscal Year 2012 Guidance

For the fiscal year ended June 30, 2012, management expects net sales of $209.6 million to $224.6 million, net income of $37.1 million to $39.8 million, and an EPS of $1.38 to $1.48 based on 26.8 million weighted average shares. For the first quarter ending September 30, 2011, management expects net sales of $46.8 to $50.0 million, net income of $7.1 to $7.9 million, and EPS of $0.26 to $0.29 based on 26.8 million weighted average shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. EDT on Friday, September 9, 2011. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Fiscal Year 2011 Financial Results" to join the call.

Event:	CGA Fiscal Year 2011 Conference Call

Date:	September 9, 2011

Time:	8:00a.m. EDT

US Dial In:	1- 877-407-8033

Int'l Dial In:	1- 201-689-8033

Conference ID#: 378760

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp . Investors can also access the webcast at http://www.InvestorCalendar.com .

A playback will be available through September 23, 2011. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 378760.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Jinong and Gufeng. Jinong produces and sells 143 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. Jinong had 627 distributors in China. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and had 170 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Jane Zuo (English and Chinese)
Investor Relations Manager
Tel: +86-135-2062-2512
Email: jane.zuo@cgagri.com

Christensen

Rene Vanguestaine (English)
Tel: +1-646-209-2574
+852-6686-1376
Email: rvanguestaine@christensenir.com

Ms. Linda Bergkamp (English and Chinese)
Tel: +1 480-614-3036
Email: lbergkamp@christensenir.com